Exhibit 99.1

FOR IMMEDIATE RELEASE

Zebra Technologies Announces First Quarter Financial Results for 2006

Vernon Hills, IL, April 26, 2006—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that net sales for the quarter ended April 1, 2006, were $175,814,000, a 3.0% increase over the $170,727,000 recorded for the first quarter of 2005. Quarterly net income was $26,091,000, or $0.37 per diluted share, compared with $25,819,000, or $0.36 per diluted share, for the same period a year ago. Financial results for 2006 include the cumulative effect of a change in accounting for the adoption of SFAS 123(R), Share-Based Payments. Results for 2005 have been restated to reflect this adoption as well.

“Zebra’s ability to build greater stockholder value remains firmly intact,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Robust growth in international territories is the direct result of more Zebra representatives working with a greater number of channel partners. Our expansion activities in China, Eastern Europe and Latin America are extending Zebra’s global reach and enabling us to pursue more business opportunities in these developing market economies. New mobile, tabletop, card and photo printers are receiving excellent customer acceptance and broadening the range of specialty printing applications we serve. Our stronger channel partnerships and alliance relationships are yielding additional large business opportunities that we are now converting into a firm order stream in field force automation, supply chain management, route accounting, and retail.”

Discussion and Analysis

For the first quarter of 2006 compared with the first quarter of 2005:

•	All three of the company’s international territories experienced sales growth, with the Europe, Middle East and Africa region achieving record sales in local currencies. Nearly all printer product lines contributed to 12.5% unit volume growth, offset by lower average unit prices. Sales of supplies increased 14.6% for the quarter. Unfavorable foreign currency movements reduced first quarter sales by $5,405,000.

•	Gross profit margin declined to 47.0% from 51.0%. During the quarter, unfavorable currency movements reduced first quarter gross profit by $4,855,000. The decline in gross margin also was due to a number of factors including: temporary capacity constraints in label manufacturing, new products currently undergoing ramp up and cost reduction, expediting costs for manufacturing materials to meet increased demand, mix shifts toward lower margin products, increases in material costs related to RoHS compliance, and various pricing actions focused on increasing market share.

•	Operating expenses were affected by higher employee-related costs related to increased staffing in global sales and marketing and product development, offset by lower expenditures on legal activities, market development funds, consulting services, and audit and tax service fees.

At April 1, 2006, Zebra had $569,523,000 in cash and investments, and no long-term debt. Inventories totaled $66,605,000. Accounts receivable increased to $116,415,000 from $111,551,000, primarily due to the timing of shipments.

Second Quarter Outlook

Zebra also announced upward sequential guidance in its financial forecast for the second quarter of 2006. Net sales are expected within a range of $180,000,000 and $190,000,000. Earnings are expected within a range of $0.34 and $0.39 per diluted share, compared with $0.35 per diluted share for the second quarter of 2005.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the second quarter of 2006 stated in the paragraph directly above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. We may elect to update forward-looking statements but expressly disclaim any obligation to do so, even if our estimates change.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. These factors include market acceptance of Zebra’s printer and software products and competitors’ product offerings and the potential effects of technological changes. They also include the effect of market conditions in North America and other geographic regions on our financial results. Profits and profitability will be affected by our ability to control manufacturing and operating costs. Because of a large investment portfolio, interest rate and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra is involved, and particularly litigation or claims related to infringement of third party intellectual property rights, is another factor. Also, beginning July 1, 2006, Zebra’s product shipments into the European Union must conform with the RoHS Directive, or “the restriction of the use of certain hazardous substances in electrical and electronic equipment.” This Directive will ban the placing in the EU market of new electrical and electronic equipment containing more than agreed levels of certain substances beginning July 1, 2006. Zebra’s ability to meet this Directive will affect its results in the second and third quarters of 2006. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2005.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 100 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than five million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions and printing supplies. Information about Zebra bar code, card and RFID products can be found at http://www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the first quarter of 2006. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	April 1, 2006	December 31, 2005
	(Unaudited)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$17,543	$25,621
Investments and marketable securities	198,762	518,618
Accounts receivable, net	116,415	111,551
Inventories, net	66,605	63,638
Deferred income taxes	8,097	8,188
Prepaid expenses	5,497	5,098

Total current assets	412,919	732,714

Property and equipment at cost, less accumulated depreciation and amortization	51,610	49,643
Long-term deferred income taxes	6,220	6,216
Goodwill	69,097	69,097
Other intangibles, net	18,555	19,002
Long-term investments and marketable securities	353,218	—
Other assets	40,857	41,743

Total assets	$952,476	$918,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,860	$24,885
Accrued liabilities	28,109	28,928
Income taxes payable	7,027	535

Total current liabilities	57,996	54,348
Deferred rent	572	574
Other long-term liabilities	5,898	5,521

Total liabilities	64,466	60,443

Stockholders’ equity:
Preferred Stock	—	—
Class A Common Stock	722	722
Additional paid-in capital	135,140	139,433
Treasury stock	(52,060)	(64,013)
Retained earnings	805,544	779,453
Accumulated other comprehensive income (loss)	(1,336)	2,377

Total stockholders’ equity	888,010	857,972

Total liabilities and stockholders’ equity	$952,476	$918,415

Note: Figures for December 31, 2005, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 1, 2006	April 2, 2005
		(Restated)
Net sales	$175,814	$170,727
Cost of sales	93,116	83,599

Gross profit	82,698	87,128

Operating expenses:
Selling and marketing	22,109	21,564
Research and development	12,035	11,052
General and administrative	14,649	15,802
Amortization of intangible assets	747	647
Exit costs	—	1,517

Total operating expenses	49,540	50,582

Operating income	33,158	36,546

Other income (expense):
Investment income	5,207	3,277
Interest expense	(218)	(3)
Foreign exchange gains (loss)	110	53
Other, net	(448)	(304)

Total other income	4,651	3,023

Income before income taxes and cumulative effect of accounting change	37,809	39,569
Income taxes	13,037	13,750

Income before cumulative effect of accounting change	24,772	25,819

Cumulative effect of accounting change (net of tax)	1,319	—

Net income	$26,091	$25,819

Basic earnings per share before cumulative effect of accounting change	$0.35	$0.36
Diluted earnings per share before cumulative effect of accounting change	$0.35	$0.36

Basic earnings per share	$0.37	$0.36
Diluted earnings per share	$0.37	$0.36

Basic weighted average shares outstanding	70,566	71,873

Diluted weighted average and equivalent shares outstanding	71,119	72,649

Note: Figures for the three months ended April 2, 2005, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	April 1, 2006	April 2, 2005
		(Restated)
Cash flows from operating activities:
Net income	$26,091	$25,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,669	3,093
Stock-based compensation	1,511	1,975
Additional tax benefit from share-base compensation	575	720
Excess tax benefit from share-base compensation	(1,285)	(799)
Cumulative effect of accounting change (net of tax)	(1,319)	—
Deferred income taxes	94	(158)
Changes in assets and liabilities:
Accounts receivable, net	(4,298)	(5,157)
Inventories	(2,817)	(4,826)
Other assets	963	(5,311)
Accounts payable	(2,225)	(640)
Accrued liabilities	(875)	(2,801)
Income taxes payable	6,459	9,487
Other operating activities	(920)	(368)

Net cash provided by operating activities	25,623	21,034

Cash flows from investing activities:
Purchases of property and equipment	(4,836)	(2,586)
Acquisition of assets of Retail Systems International, Inc.	—	(7,700)
Purchases of investments and marketable securities	(275,517)	(254,856)
Maturities of investments and marketable securities	183,300	160,688
Sales of investments and marketable securities	55,284	76,322

Net cash used in investing activities	(41,769)	(28,132)

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan purchases	6,893	3,777
Benefit of stock option exercises in excess of compensation costs recognized	1,285	799
Payments for obligation under capital lease	—	(13)

Net cash provided by financing activities	8,178	4,563

Effect of exchange rate changes on cash	(110)	(97)

Net decrease in cash and cash equivalents	(8,078)	(2,632)
Cash and cash equivalents at beginning of period	25,621	17,983

Cash and cash equivalents at end of period	$17,543	$15,351

Supplemental disclosures of cash flow information:
Interest paid	$218	$3
Income taxes paid	3,442	3,794

Note: Figures for the three months ended April 2, 2005, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended		Percent Change	Percent of Total Sales
	April 1, 2006	April 2, 2005
Hardware	$133,468	$133,470	—	75.9
Supplies	34,326	29,949	14.6	19.5
Service and software	6,231	6,079	2.5	3.5
Shipping and handling	1,417	1,502	(5.7)	0.9
Cash flow from hedging activities	372	(273)	NM	0.2

Total sales	$175,814	$170,727	3.0	100.0

Sales by Geographic Region

	Three Months Ended		Percent Change	Percent of Total Sales
	April 1, 2006	April 2, 2005
Europe, Middle East and Africa	$60,681	$60,580	0.2	34.5
Latin America	12,919	10,127	27.6	7.3
Asia-Pacific	15,227	12,458	22.2	8.7

Total international	88,827	83,165	6.8	50.5
North America	86,987	87,562	(0.7)	49.5

Total sales	$175,814	$170,727	3.0	100.0

ZEBRA TECHNOLOGIES CORPORATION

RESTATED CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	For the three months ended				For the year ended
	April 2, 2005	July 2, 2005	October 1, 2005	December 31, 2005	December 31, 2005
Net sales	$170,727	$176,614	$175,636	$179,294	$702,271
Cost of sales	83,599	87,467	88,103	89,682	348,851

Gross profit	87,128	89,147	87,533	89,612	353,420

Operating expenses:
Selling and marketing	21,564	23,050	21,290	25,725	91,629
Research and development	11,052	12,386	11,818	12,103	47,359
General and administrative	15,802	17,801	15,631	14,817	64,051
Amortization of intangible assets	647	387	509	798	2,341
Exit costs	1,517	141	283	71	2,012

Total operating expenses	50,582	53,765	49,531	53,514	207,392

Operating income	36,546	35,382	38,002	36,098	146,028

Other income
Investment income	3,277	3,072	3,254	3,814	13,417
Interest expense	(3)	(27)	(41)	(8)	(79)
Foreign exchange gain/(loss)	53	812	334	87	1,286
Other, net	(304)	(243)	251	(74)	(370)

Total other income	3,023	3,614	3,798	3,819	14,254

Income before income taxes	39,569	38,996	41,800	39,917	160,282
Income taxes	13,750	13,551	13,724	13,073	54,098

Net income	$25,819	$25,445	$28,076	$26,844	$106,184

Basic earnings per share	$0.36	$0.35	$0.39	$0.38	$1.49
Diluted earnings per share	$0.36	$0.35	$0.39	$0.38	$1.47

Basic weighted average shares outstanding	71,873	72,013	71,263	70,385	71,364
Diluted weighted average and equivalent shares outstanding	72,649	72,679	71,817	70,940	72,000

Note: Restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.